Exhibit 10.1
AMENDMENT NO. 1 TO
AMENDED AND RESTATED EQUITY PURCHASE AGREEMENT
This Amendment No. 1 to Amended and Restated Equity Purchase Agreement (“Amendment 1 to Equity Purchase Agreement”) is effective as of the last date signed below (“Amendment 1 to Equity Purchase Agreement Effective Date”) by and between SanDisk China Limited (“Seller”) and JCET Management Co., Ltd. (“Purchaser”). All capitalized terms used in this Amendment 1 to Equity Purchase Agreement, but not defined herein, shall have the same meaning ascribed to such term in the Amended and Restated Equity Purchase Agreement between the Parties dated September 12, 2024 (“Equity Purchase Agreement”).
WHEREAS, the Parties entered into the Equity Purchase Agreement with an effective date of September 12, 2024;
WHEREAS, in Section 5.13 of the Equity Purchase Agreement, the Parties set forth provisions regarding Working Capital Support to be provided to Purchaser upon the Transition of Controller Suppliers as part of the Second Installment Payment;
WHEREAS, the Transition of Controller Suppliers was not completed prior to the due date of the Second Installment Payment; and
WHEREAS, the Parties desire to amend Section 5.13 of the Equity Purchase Agreement to provide for Working Capital Support as part of the Deferred Payments.
NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree to amend the Equity Purchase Agreement as follows:
1.Amendment to Section 2.2.(iv)
Section 2.2.(iv) of the Equity Purchase Agreement shall be replaced in its entirety with the following:
    (iv) Deferred Payments
(a)The first Deferred Payment, net of applicable Taxes in accordance with Section 5.10(f) and the Adjusted Controller Working Capital Amount, shall be paid promptly, but in no event later than three (3) Business Days, following the applicable Deferred Payment Date.
(b)The remaining Deferred Payments, net of applicable Taxes in accordance with Section 5.10(f), shall be paid promptly, but in no event later than three (3) Business Days, following the applicable Deferred Payment Date, unless otherwise agreed by both Parties to net the rest of Adjusted Controller Working Capital Amount, if applicable.
2.Amendment to Section 5.13
Section 5.13 of the Equity Purchase Agreement shall be replaced in its entirety with the following:
        “Section 5.13 Working Capital Support
(a)As soon as reasonably practical following the execution of this Agreement, the Parties shall use commercially reasonable efforts to procure each Controller Supplier (as defined below) to enter into supply agreements directly with the Company (the “Transition of Controller Suppliers”) before payment of the second Deferred Payment (or as otherwise agreed by both parties, the period from the date of this Agreement through such date, the “Controller Transition Period”).
(b)The Company shall commence purchasing controllers directly from the Controller Suppliers with whom the Company has entered into supply agreements starting from the first (1st) Business Day immediately following the Closing (or such later date as may be mutually agreed upon in writing between the Parties) (the “Direct Purchase Date”).

(c)If all of the Controller Suppliers have entered into supply agreements directly with the Company during the Controller Transition Period (a “Full Transition”), in recognition of the additional working capital required to support the Transition of Controller Suppliers, Purchaser shall be entitled to deduct from the Deferred Payment payable to Seller immediately after the Full Transition is completed an amount equal to 80% of US$41,815,000 (or such other amount as may be mutually agreed upon in writing between the Parties in good faith prior to the Second Installment Payment as the working capital required to support the Full Transition, based on the then existing and/or reasonably projected working capital of the Company at the time of such agreement, the “Controller Working Capital Amount”) net the Adjusted Controller Working Capital Amount which was already deducted from Second Installment Payment and first Deferred Payment by Purchaser.
(d)If less than all of the Controller Suppliers have entered into supply agreements directly with the Company during the Controller Transition Period (a “Partial Transition”), then the Controller Working Capital Amount shall be reduced pro rata (the “Adjusted Controller Working Capital Amount”) based on the (i) value of the controllers supplied by Controller Suppliers who have entered into supply agreements with the Company, as compared to (ii) the value of the controllers supplied by Controller Suppliers who have not entered into supply agreements with the Company (the “Controller Pro Rata Value”). In the event of a Partial Transition, the Parties will negotiate in good faith and agree on the Controller Pro Rata Value prior to the first Deferred Payment, and upon mutual agreement in respect thereof, Purchaser shall be entitled to deduct from the first Deferred Payment payable to Seller 80% of the Adjusted Controller Working Capital Amount. If both Parties reasonably foresee the remote possibility of the Full Transition after Purchaser’s payment of the second Deferred Payment, both Parties shall discuss in good faith the alternative solution on Transition of Controller Suppliers, and the working capital support, as applicable.
(e)Starting on the Direct Purchase Date, in the case of a Full Transition, the Company shall purchase all controllers that have been (i) designated for the Company’s use and (ii) comprise Seller’s Affiliate’s controller inventory (including controllers held by Controller Suppliers on behalf of Seller’s Affiliate) (such controllers, the “Seller Controller Inventory”). In the event of Partial Transition, starting on the Direct Purchase Date, the Company shall be obligated to purchase only the controllers within Seller’s Controller Inventory attributable to the Controller Suppliers who entered into supply agreements with the Company. If the Company has insufficient cash to purchase Seller’s Controller Inventory, the Parties will contribute additional working capital in proportion to their respective equity interest in the Company, as is necessary to purchase Seller’s Controller Inventory (or any remaining portion thereof).
(f)For purpose of this Section 5.13, “Controller Suppliers” means the existing suppliers of controllers (excluding any of Seller’s Affiliates) who provide controllers to one or more of Sellers’ Affiliates (including SanDisk Storage Malaysia Sdn. Bhd.) for subsequent consignment sale and use by the Company as of the date hereof.”
3.Despite of the deduction of the Adjusted Controller Working Capital Amount, with respect to the Letter of Guarantee, both parties agree that the Guaranteed Amount in the Letter of Guarantee will be reduced based on original amount of first Deferred Payment (i.e. US$37,440,000.00), and as a result, the remaining Guaranteed Amount shall be the same as if no Adjusted Controller Working Capital Amount were deducted.
4.Except as expressly provided herein, the terms and conditions of the Equity Purchase Agreement shall remain unchanged and valid.

IN WITNESS WHEREOF, the Parties have caused this Amendment 1 to Equity Purchase Agreement to be executed by their duly authorized representatives as of the Amendment 1 to Equity Purchase Agreement Effective Date.

SanDisk China Limited

Sign: /s/ Carver Peterson
Print: Carver Peterson
Title: Director
Date: 25 September 2025

IN WITNESS WHEREOF, the Parties have caused this Amendment 1 to Equity Purchase Agreement to be executed by their duly authorized representatives as of the Amendment 1 to Equity Purchase Agreement Effective Date.

JCET Management Co., Ltd.

Sign: /s/ Li Zheng
Print: Li Zheng
Title: Legal Representative
Date: 27 September 2025